Exhibit 3.1

UMPQUA HOLDINGS CORPORATION

ARTICLES OF AMENDMENT

Pursuant to the provisions of the Oregon Business Corporation Act, the undersigned officer of Umpqua Holdings Corporation, an Oregon corporation, hereby submits these Articles of Amendment for filing:

FIRST:  The name of the corporation is Umpqua Holdings Corporation (the “Corporation”):

SECOND:  Section A of Article III of the Restated Articles of Incorporation of the Corporation (the “Articles”) is amended and restated to read as follows:

“ARTICLE III

AUTHORIZED CAPITAL STOCK

A.    Authorized Classes of Shares. The Corporation may issue 404,000,000 shares of stock divided into two classes as follows:

4,000,000 shares of preferred stock (“Preferred Stock”). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles (“Preferred Stock Designation”). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of this Article III or by action of the shareholders of the Corporation; and

400,000,000 shares of common stock (“Common Stock”).

Except as may otherwise be provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.”

THIRD:  The foregoing amendment to the Articles (the “Amendment”) was adopted on April 18, 2014.

FOURTH:  The Amendment was approved by the shareholders of the Corporation on February 25, 2014.  As of January 15, 2014, the record date for determining the shareholders entitled to vote on the Amendment, there were 112,001,584 shares of common stock, no par value per share, of the Corporation (“Common Stock”), which constituted all of the votes entitled to be cast on the Amendment.  88,947,517 shares of Common Stock voted in favor of the Amendment, 745,674 voted against the Amendment, and 714,502 abstained from voting

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by an authorized officer on this 18th day of April, 2014.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Steven L. Philpott
Name:	Steven L. Philpott
Title:	Executive Vice President, General Counsel and Secretary